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                                                                  Exhibit (e)(4)


                                BRASS EAGLE INC.
                             1997 STOCK OPTION PLAN



SECTION 1.        PURPOSE

         Brass Eagle Inc. (hereinafter referred to as the "Company") hereby establishes the 1997 Stock Option Plan (the "Plan") to promote the interests of the Company and its shareholders through the (i) attraction and retention of executive officers, other key employees and consultants essential to the success of the Company; and (ii) enabling of such employees and consultants to share in the long-term growth and success of the Company. The Plan permits the grant of Nonqualified Stock Options and Incentive Stock Options (intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended).

SECTION 2.        DEFINITIONS

Except as otherwise defined in the Plan, the following terms shall have the meanings set forth below:

2.1 "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 under the Exchange Act.

2.2 "Agreement" means a written agreement which sets forth the terms of each Award and is signed by an authorized officer of the Company.

2.3 "Award" means individually or collectively, a grant under this Plan of Nonqualified Stock Options or Incentive Stock Options.

2.4 "Award Date" or "Grant Date" means the date on which an Award is made by the Committee under this Plan.

2.5 "Beneficial Owner" shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.

2.6 "Board" or "Board of Directors" means the Board of Directors of the Company.

2.7 "Cashless Exercise" means the exercise of an option by the Participant through the use of a brokerage firm to make payment to the company of the exercise price either from the proceeds of a loan to the Participant from the brokerage firm or from the proceeds of the sale of Stock issued pursuant to the exercise of the option, and upon receipt of such payment, the Company delivers the exercised shares to the brokerage firm.

2.8 "Change in Control" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

     (a) any person or persons (as defined in Section 3(a)(9) of the Exchange Act, and shall also include any syndicate or group deemed to be a "person" under

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          Section 13(d)(3) of the Exchange Act) acting together,
          excluding employee benefit plans of the Company, are or become the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act or any successor provisions thereto), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities; or

     (b) the Company's shareholders approve (or, in the event no approval of the Company's shareholders is required, the Company consummates) a merger, consolidation, share exchange, division or other reorganization or transaction of the Company (a "Fundamental Transaction") with any other corporation, other than a Fundamental Transaction which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least sixty percent (60%) of the combined voting power immediately after such Fundamental Transaction of (i) the Company's outstanding securities, (ii) the surviving entity's outstanding securities, or (iii) in the case of a division, the outstanding securities of each entity resulting from the division; or

     (c) the shareholders of the Company approve a plan of complete liquidation or winding-up of the Company or an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all of the Company's assets; or

     (d) during any period of twenty-four consecutive months, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board.

2.9 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

2.10 "Committee" means the Compensation Committee of the Board which will administer the Plan pursuant to Section 3 herein.

2.11 "Common Stock" or "Stock" means the Common Stock of the Company, with a par value of $0.01 per share, or such other security or right or instrument into which such common stock may be changed or converted in the future.

2.12 "Company" means Brass Eagle Inc., including all Affiliates and wholly owned Subsidiaries, or any successor thereto.

2.13 "Consultant" means a nonemployee consultant to the Company.

2.14 "Department" means the Human Resources Department of the Company.

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2.15 "Designated Beneficiary" means the beneficiary designated by the
     Participant pursuant to the Participant's will and in accordance with procedures established by the Department, to receive amounts due to the Participant in the event of the Participant's death. If the Participant does not make an effective designation, then the Designated Beneficiary will be deemed to be the Participant's estate.

2.16 "Disability" means a determination by the Committee of "Total Disability," based on medical evidence that precludes the Participant from engaging in any occupation or employment for wage or profit for at least twelve months and appears to be permanent.

2.17 "Divestiture" means the sale of, or closing by, the Company of the business operations in which the Participant is employed, or the elimination of the Participant's position at the Company's discretion.

2.18 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

2.19 "Executive Officer" means any employee designated by the Company as an officer or any employee covered by Rule 16b-3 of the Exchange Act.

2.20 "Fair Market Value" means, on any given date, the (i) average of the closing bid and ask price as reported by the Nasdaq National Market on that date or (ii) if the stock hereafter becomes listed on a stock exchange, the closing price of Stock as reported on the exchange on such day or, if no Shares were traded on the exchange on such day, then on the next preceding day that Stock was traded on such exchange, all as reported by such source as the Committee may select.

2.21 "Full-time Employee" means an employee designated by the Company's Department as being a "permanent, full-time employee" who is eligible for all plans and programs of the Company set forth for such employees. This designation excludes all part-time, temporary, or contract employees or consultants to the Company.

2.22 "Incentive Stock Option" or "ISO" means an option to purchase Stock, granted under Section 6 herein, which is designated as an incentive stock option and is intended to meet the requirements of Section 422A of the Code.

2.23 "Key Employee" means an officer or other key employee of the Company or its Subsidiaries, who, in the opinion of the Committee, can contribute significantly to the growth and profitability of, or perform services of major importance to, the Company and its subsidiaries.

2.24 "Nonqualified Stock Option" or "NQSO" means an option to purchase Stock, granted under Article 6 herein, which is not intended to be an Incentive Stock Option.

2.25 "Option" means an Incentive Stock Option or a Nonqualified Stock Option.

2.26 "Participant" means a Key Employee or Consultant who has been granted an Award under the Plan.

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2.27 "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d).

2.28 "Plan" means the Brass Eagle Inc. 1997 Stock Option Plan as herein described and as hereafter from time to time amended.

2.29 "Rule 16b-3" means Rule 16b-3 under Section 16(b) of the Exchange Act as adopted in Exchange Act Release No. 34-37260 (May 31, 1996), or any successor rule as amended from time to time.

2.30 "Section 162(m)" means Section 162(m) of the Code, or any successor section under the Code, as amended from time to time and as interpreted by final or proposed regulations promulgated thereunder from time to time.

2.31 "Securities Act" means the Securities Act of 1933 and the rules and regulations promulgated thereunder, or any successor law, as amended from time to time.

2.32 "Stock" or "Shares" means the Common Stock of the Company.

2.33 "Subsidiary" means a corporation in which the Company owns, either directly or through one or more of its Subsidiaries, at least 50% of the total combined voting power of all classes of stock.

SECTION 3.        ADMINISTRATION

3.1 The Committee. The Plan shall be administered and interpreted by the Committee which shall have full authority and all powers necessary or desirable for such administration. The express grant in this Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. In its sole and complete discretion the Committee may adopt, alter, suspend and repeal any such administrative rules, regulations, guidelines, and practices governing the operation of the Plan as it shall from time to time deem advisable. In addition to any other powers and, subject to the provisions of the Plan, the Committee shall have the following specific powers: (i) to determine the terms and conditions upon which the Awards may be made and exercised; (ii) to determine all terms and provisions of each Agreement, which need not be identical for types of awards nor for the same type of award to different participants; (iii) to construe and interpret the Agreements and the Plan; (iv) to establish, amend, or waive rules or regulations for the Plan's administration; (v) to accelerate the exercisability of any Award; and (vi) to make all other determinations and take all other actions necessary or advisable for the administration of the Plan. The Committee may take action by a meeting in person, by unanimous written consent, or by meeting with the assistance of communications equipment which allows all Committee members participating in the meeting to communicate in either oral or written form. The Committee may seek the assistance or advice of any persons it deems necessary to the proper administration of the Plan.

3.2 Selection of Participants. The Committee shall have sole and complete discretion in determining those Key Employees and Consultants to the Company who shall participate in the Plan. The Committee may request recommendations for individual awards from the Chief


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Executive Officer of the company and may delegate to the Chief Executive Officer of the Company the authority to make Awards to Participants who are not Executive Officers of the Company, subject to a fixed maximum Award amount for such a group and a maximum Award amount for any one Participant, as determined by the Committee. Awards made to the Executive Officers shall be determined by the Committee.

3.3 Committee Decisions. All determinations and decisions made by the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding upon all persons, including the Company, its stockholders, employees, Participants, and Designated Beneficiaries, except when the terms of any sale or award of shares of Stock or any grant of rights or Options under the Plan are required by law or by the Articles of Incorporation or Bylaws of the Company to be approved by the Company's Board of Directors or shareholders prior to any such sale, award or grant.

3.4 Rule 16b-3 Requirements. Notwithstanding any other provision of the Plan, the Committee may impose such conditions on any Award, and the Board may amend the Plan in any such respects, as may be required to satisfy the requirements of Rule 16b-3 under the Exchange Act, as amended (or any successor or similar rule), or Section 162(m) of the Internal Revenue Code.

3.5 Indemnification of Committee. In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against reasonable expenses incurred from their administration of the Plan. Such reasonable expenses include, but are not limited to, attorneys' fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted or made hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Company and its Subsidiaries.

SECTION 4.        ELIGIBILITY

The Committee in its sole and complete discretion shall determine the Key Employees, including officers, and Consultants who shall be eligible for participation under the Plan, subject to the following limitations: (i) no non-Employee director of the Company shall be eligible to participate under the Plan; (ii) no person owning, directly or indirectly, more than 10% of the total combined voting power of all classes of stock of the Company shall be eligible to participate under the Plan; and (iii) only Full-time Employees shall be eligible to be awarded Incentive Stock Options.

SECTION 5.        SHARES SUBJECT TO THE PLAN

5.1 Number of Shares. Subject to adjustment as provided in Section 5.4 herein, the maximum aggregate number of Shares that may be issued pursuant to Awards made under the Plan shall not exceed Four Hundred Thirty Thousand (430,000) Shares of Stock. No Participant

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may receive an Award which would cause such Participant to be issued more than
50% of the total number of Shares issued over the life of the Plan. Shares of Stock may be available from the authorized, but unissued Shares of Stock or treasury Shares. Except as provided in Sections 5.2 and 5.3 herein, the issuance of Shares in connection with the exercise of, or as other payment for, Awards under the Plan shall reduce the number of Shares available for future Awards under the Plan.

5.2 Lapsed Awards of Forfeited Shares. In the event that (i) any Option granted under the Plan terminates, expires, or lapses for any reason other than exercise of the Award, or (ii) if Shares issued pursuant to the Awards are canceled or forfeited for any reason, such Shares subject to such Award shall thereafter be again available for grant of an Award under the Plan.

5.3 Delivery of Shares as Payment. In the event a Participant pays for any Option through the delivery of previously acquired shares of Stock, the number of shares of Stock available for Awards under the Plan shall be increased by the number of shares surrendered by the Participant, subject to Rule 16b-3 under the Exchange Act as interpreted by the Securities and Exchange Commission or its staff.

5.4 Capital Adjustments. The number and class of Shares subject to each outstanding Award, the Option Price and the aggregate number, type and class of Shares for which Awards thereafter may be made shall be subject to adjustment, if any, as the Committee deems appropriate, based on the occurrence of a number of specified and non-specified events. Such specified events are discussed herein this Section 5.4, but such discussion is not intended to provide an exhaustive list of such events which may necessitate such adjustments.

(a) If the outstanding shares of the Company are increased, decreased or exchanged through merger, consolidation, sale of all or substantially all of the property of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split or other distribution in respect to such Shares, for a different number or type of Shares, or if additional Shares or new or different Shares are distributed with respect to such Shares, an appropriate and proportionate adjustment shall be made in: (i) the maximum number of shares of Stock available for the Plan as provided in Section 5.1 herein, (ii) the type of shares or other securities available for the Plan, (iii) the number of shares of Stock subject to any then outstanding Awards under the Plan, and (iv) the price (including Exercise Price) for each share of Stock (or other kind of shares or securities) subject to then outstanding awards, but without change in the aggregate purchase price as to which such Options remain exercisable.

(b) In the event other events not specified above in this Section 5.4, such as any extraordinary cash dividend, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock, or other similar corporate event, affect the Common Stock such that an adjustment is necessary to maintain the benefits or potential benefits intended to be provided under this Plan, then the Committee in its discretion may make adjustments to any or all of (i) the number and type of shares which thereafter may be optioned and sold and (ii) the number and Option Price of each share of Stock subject to then outstanding awards, but without change in the aggregate purchase price as to which such Options remain exercisable.

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(c)      Any adjustment made by the Committee pursuant to the provisions of this
         Section 5.4, subject to approval by the Board of Directors, shall be final, binding and conclusive. A notice of such adjustment, including identification of the event causing such an adjustment, the calculation method of such adjustment, and the change in price and the number of shares of Stock, or securities, cash or property purchasable subject to each Award shall be sent to each Participant. No fractional interests shall be issued under the Plan based on such adjustments.

SECTION 6.        STOCK OPTIONS

6.1 Grant of Stock Options. Subject to the terms and provisions of the Plan and applicable law, the Committee, at any time and from time to time, may grant Options to Key Employees and Consultants as it shall determine. The Committee shall have sole and complete discretion in determining the type of Option granted, the Option Price (as hereinafter defined), the duration of the Option, the number of Shares to which an Option pertains, any conditions imposed upon the exercisability of the Options, the conditions under which the Option may be terminated, any restrictions upon the Stock awarded pursuant to the exercise of any Option and any such other provisions as may be warranted to comply with the law or rules of any securities trading system or stock exchange. Each Option grant shall have such specified terms and conditions detailed in an Award Agreement. The Agreement shall specify whether the Option is intended to be an Incentive Stock Option with the meaning of Section 422A of the Code, or a Nonqualified Stock Option not intended to be within the provisions of Section 422A of the Code.

6.2 Option Price. The exercise price per share of Stock covered by an Option ("Option Price") shall be determined at the time of grant by the Committee, subject to the limitation that the Option Price shall not be less than 100% of Fair Market Value of the stock on the Grant Date.

6.3 Exercisability. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine, which will be specified in the Award Agreement and need not be the same for each Participant. However, no Option granted under the Plan may be exercisable until the expiration of at least six months after the Grant Date (except that such limitations shall not apply in the case of death or disability of the Participant, or a Change in Control of the Company), nor after the expiration of ten years from the Grant Date.

6.4 Method of Exercise. Options shall be exercised by the delivery of a written notice from the Participant to the Company in the form prescribed by the Committee setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. The Option price shall be payable to the Company in full in cash, or its equivalent, or by delivery of Shares of Stock (not subject to any security interest or pledge) valued at Fair Market Value at the time of exercise or by a combination of the foregoing. In addition, at the request of the Participant, and subject to applicable laws and regulations, the Company may (but shall not be required to) cooperate in a "Cashless Exercise" of the Option. As soon as practicable, after receipt of written notice and payment, the Company shall deliver to the Participant, stock certificates in an appropriate amount based upon the number of Shares with respect to which the option is exercised, issued in the Participant's name.


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6.5 Change in Control. In the event of a Change in Control, the Committee may, in its sole and complete discretion, accelerate the exercisability of any unexercisable Option and release any restrictions on any Stock awarded pursuant to the exercise of any Option.

SECTION 7.        GENERAL PROVISIONS

7.1 Plan Term. The Plan was adopted on November 20, 1997 by the Board. Subject to shareholder approval, the Plan shall be effective on November 26, 1997. Any Options granted under this Plan shall be granted subject to stockholder approval of the Plan. The Plan terminates December 31, 2007; however, all Awards made prior to, and outstanding on such date, shall remain valid in accordance with their terms and conditions.

7.2 Withholding. The Company shall have the right to deduct or withhold, or require a Participant to remit to the Company, any taxes required by law to be withheld from Awards made under this Plan. The Committee may require the Participant to remit to the Company the amount of any taxes required to be withheld from payment in Common Stock, or, in lieu thereof, the Company may withhold (or the Participant may be provided the opportunity to elect to tender) the number of shares of Common Stock equal in Fair Market Value to the amount required to be withheld.

7.3 Awards. Each Award granted under the Plan shall be evidenced in a corresponding Award Agreement provided in writing to the Participant, which shall specify the terms, conditions and any rules applicable to the Award, including but not limited to the effect of a Change in Control, or death, Disability, Divestiture or other termination of employment of the Participant on the Award.

7.4 Nontransferability. No Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, except by will or the laws of descent and distribution. Further, no lien, obligation, or liability of the Participant may be assigned to any right or interest of any Participant in an Award under this Plan.

7.5 Exercisability of Awards. All rights with respect to Awards granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant or his or her guardian or legal representative.

7.6 No Right to Employment. No granting of an Award shall be construed as a right to employment with the Company.

7.7 Rights as Shareholder. No Participant or Designated Beneficiary shall be deemed a shareholder of the Company nor have any rights as such with respect to any Shares of Common Stock to be provided under the Plan until he or she has become the holder of such shares.

7.8 Amendment of Plan. The Committee or Board of Directors may amend, suspend, or terminate the Plan or any portion thereof at any time, provided such amendment is made with shareholder approval if such approval is necessary to comply with any tax or regulatory requirement, including for these purposes any approval requirement which is a requirement for exemptive relief under Section 16(b) of the Exchange Act or an exception under Section 162(m)

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of the Code. The Committee in its discretion may amend the Plan so as to conform with local rules and regulations subject to any provisions to the contrary specified herein.

7.9 Amendment of Award. In its sole and complete discretion, the Committee may at any time amend any Award for the following reasons: (i) additions and/or changes to the Code, any federal or state securities law, or other law or regulations applicable to the Award; or (ii) any other event not described in clause (i) occurs and the Participant gives his or her consent to such amendment.

7.10 Exemption from Computation of Compensation for Other Purposes. By acceptance of an applicable Award under this Plan, subject to the conditions of such Award, each Participant shall be considered in agreement that all shares of Stock sold or awarded and all Options granted under this Plan shall be considered special incentive compensation and will be exempt from inclusion as "wages" or "salary" in pension, retirement, life insurance, and other employee benefits arrangements of the Company, except as determined otherwise by the Company. In addition, each Designated Beneficiary of a deceased Participant shall be in agreement that all such Awards or grants will be exempt from inclusion in "wages" or "salary" for purposes of calculating benefits of any life insurance coverage sponsored by the Company.

7.11 Legend. In its sole and complete discretion, the Committee may elect to legend certificates representing shares of Stock sold or awarded under the Plan, to make appropriate references to the restrictions imposed on such shares.

7.12 Certain Participants. All Award Agreements for Participants subject to
Section 16(b) of the Exchange Act shall be deemed to include any such additional terms, conditions, limitations and provisions as Rule 16b-3 requires, unless the Committee in its discretion determines that any such Award should not be governed by Rule 16b-3.

7.13 Construction of the Plan. The Plan, and its rules, rights, agreements and regulations, shall be governed, construed, interpreted and administered solely in accordance with the laws of the state of Arkansas. If the event any provision of the Plan shall be held invalid, illegal or unenforceable, in whole or in part, for any reason, such determination shall not affect the validity, legality or enforceability of any remaining provision, portion of provision or Plan overall, which shall remain in full force and effect as if the Plan had been absent the invalid, illegal or unenforceable provision or portion thereof.


         As Adopted November 20, 1997

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